Exhibit 99.1

NephroGenex Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2014

Conference Call and Webcast Scheduled for
Wednesday, March 25, 2015 at 8 a.m. Eastern

RALEIGH, N.C., March 24, 2015 - NephroGenex, Inc. (Nasdaq: NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2014.

“NephroGenex achieved important milestones in 2014, including a successful initial public offering, the launch and advancement of our pivotal Phase 3 PIONEER program evaluating Pyridorin in diabetic nephropathy, a favorable TQT cardiac study, and agreement with the FDA on the design and conduct of the study’s interim analysis,” said Chief Executive Officer Pierre Legault. “We also recently gained support from the European Medicines Agency for our new endpoint and the study’s protocol design, strengthening our global regulatory strategy for this important program. We believe Pyridorin has the potential to dramatically improve care for millions of people around the world who suffer from diabetic kidney disease and have no effective therapeutic options.”

Mr. Legault added, “As we move into 2015, we are expanding the number of clinical sites in the U.S. and additional countries for enrolling our Phase 3 PIONEER program, and plan to file an IND and launch the initial clinical study of an intravenous form of Pyridorin to treat hospital-acquired acute kidney injury.”

Key 2014 and Recent Business Highlights

Clinical Programs

•
Initiated pivotal Phase 3 study in our PIONEER program for oral Pyridorin®. NephroGenex is currently in the process of recruiting the study’s 600 patients. PYR-311 is a double-blind, placebo-controlled study to evaluate the safety and efficacy of Pyridorin in reducing the rate of renal disease progression in Type 2 diabetic patients. The Company partnered with two leading research organizations, the Collaborative Study Group and Medpace, early in 2014 to conduct the Phase 3 PIONEER program. The product candidate is under a Special Protocol Assessment (SPA) and has Fast Track designation from the FDA.

•
Reached agreement with the FDA on the design and conduct of the PYR-311 interim analysis. An unblinded, event-based endpoint analysis will be conducted after approximately 70 to 90 primary endpoint events have been observed for Pyridorin therapy after 600 patients have been in the trial for approximately 3 to 6 months.

•	Received support from the European Medicines Agency (EMA) on our new endpoint and the study design for our ongoing Phase 3 trial in diabetic nephropathy. The EMA

Exhibit 99.1

indicated that the current Phase 3 program could be adequate to support a Marketing Authorization Application for full market approval in Europe.

•
Successfully completed a QT/QTc (TQT) cardiac safety study on Pyridorin. Pyridorin showed no effect on the QT interval at the expected therapeutic dose of 300 mg and at a higher supratherapeutic dose of 1200 mg.

•
Completed initial preclinical studies evaluating Pyridorin as a treatment for acute kidney injury (AKI). Pyridorin significantly reduced the severity of acute kidney injury in an ischemia reperfusion model, which emulates the AKI that can result following cardiopulmonary bypass surgery. We are in pre-IND discussions with the FDA and expect to file an IND and launch the initial clinical study in the second half of 2015.

Corporate Developments

•
Completed initial public offering (IPO) (February 2014) and closed on a $12 million term loan facility with East West Bank (November 2014). In the IPO, the Company raised total gross proceeds of $37.2 million, before underwriting discounts, commissions and offering expenses totaling $3.8 million. Funds from the term loan are being used for working capital purposes, including the advancement of the Company’s clinical development programs.

•
Strengthened board of directors with the appointment of Marco Taglietti, M.D., Chief Executive Officer of Scynexis, Inc. (effective April 1), and former Executive Vice President, Research and Development, and Chief Medical Officer of Forest Laboratories, Inc.

Fourth Quarter and Full Year 2014 Financial Results

•
Cash, cash equivalents and short-term investments as of December 31, 2014 were approximately $28.7 million as compared to approximately $2.1 million as of December 31, 2013. The increase was driven primarily by the Company’s initial public offering completed in February 2014. With the addition of clinical sites in the Phase 3 PIONEER program, we expect to have sufficient cash on hand until early 2016.

•
Net loss was $5.3 million, or $0.60 per share, for the fourth quarter of 2014 and $16.8 million, or $2.15 per share, for the year ended December 31, 2014, compared to a net loss of $4.1 million, or $12.99 per share and $6.3 million, or $19.71 per share for the comparable periods in 2013. Average shares outstanding for 2014 were 7,827,519 shares versus 319,882 shares in 2013.

•
Research and development expenses were approximately $3.8 million in the fourth quarter of 2014 and $11.3 million for the year ended December 31, 2014, compared to $0.55 million and $1.5 million for the comparable periods in 2013. The increase in the Company’s R&D spending was primarily due to our Phase 3 clinical development activities for Pyridorin and an increase in personnel-related expenses.

•	General and administrative expenses were approximately $1.3 million in the fourth quarter of 2014 and $5.3 million for the year ended December 31, 2014, compared to

Exhibit 99.1

$0.5 million and $1.0 million for the comparable periods in 2013. The increase in G&A expenses was primarily attributable to increased personnel-related expenses including non-cash compensation expense, increased costs for director and officer liability insurance, and other costs incurred for operating as a public company.

Upcoming Business Milestones

•
Expect to increase the number of clinical sites in the PIONEER study to approximately 150 sites in additional countries by the end of 2015, with completion of the study’s recruitment during the first half of 2016.

•	Anticipate the continued development of I.V. Pyridorin for AKI, with an IND filing and launch of the initial clinical study during the second half of 2015.

Conference Call/Webcast Details

NephroGenex will host a conference call and webcast Wednesday, March 25 at 8:00 a.m. Eastern to discuss the Company's financial results and provide a business update. To access the call, participants should dial (844) 831-3030 (U.S. domestic) and (315) 625-6887 (international) at least 10 minutes prior to the start of the call, using passcode 90028581. The event will be webcast live and can also be accessed on the Events and Presentations section of the Company’s website at www.nephrogenex.com. A replay will be available on the website with the same link approximately 2 hours after the event for 30 days.

About Diabetic Nephropathy
Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About Pyridorin®
Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our Phase 2 studies. Our lead drug candidate was also found to be safe and well tolerated in these same studies. Pyridorin has received FDA Fast Track designation and is currently being studied in a Phase 3 trial (PIONEER) in patients with diabetic nephropathy under a special protocol assessment (SPA) with the FDA.

About NephroGenex, Inc.
NephroGenex (Nasdaq: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin,

Exhibit 99.1

which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under "Part I-Item 1A-Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 24, 2015, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

Exhibit 99.1

NephroGenex, Inc.

Balance Sheets
(in thousands except share and per share information)

	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$13,978	$2,132
Short-term investments	14,698	—
Prepaid expenses and other assets	309	12
Total current assets	28,985	2,144

Property and equipment, net	36	11
Deferred initial public offering costs	—	461
Other assets	210	4
Total assets	$29,231	$2,620

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,750	$48
Accrued and other liabilities	1,405	1,858
Current portion of note payable	293	—
Preferred stock warrant liability	—	6,983
Convertible notes payable	—	7,917
Total current liabilities	3,448	16,806
Note payable, less current portion	6,442	—
Other long-term liabilities	10	—
Total liabilities	9,900	16,806
Stockholders’ equity (deficit)
Series A preferred stock: $.001 par value; 32,690,676 shares authorized; 0 and 23,688,396 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	—	24
Preferred stock; $.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.001 par value; 100,000,000 shares authorized; 8,862,114 and 319,882 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	9	—
Additional paid-in capital	77,149	26,789
Accumulated other comprehensive loss	(8)	—
Accumulated deficit	(57,819)	(40,999)
Total stockholders’ equity (deficit)	19,331	(14,186)
Total liabilities and stockholders’ equity (deficit)	$29,231	$2,620

Exhibit 99.1

NephroGenex, Inc.

Statements of Comprehensive Loss
(in thousands except share and per share information)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Expenses:
Research and development	$3,855	$545	$11,264	$1,480
General and administrative	1,378	504	5,323	1,026
Total expenses	5,233	1,049	16,587	2,506

Loss from operations	(5,233)	(1,049)	(16,587)	(2,506)
Other income (expense):
Change in value of preferred stock warrants	—	(2,980)	(140)	(3,417)
Interest expense	(62)	(125)	(140)	(383)
Interest income	13	—	47	1
Net loss	$(5,282)	$(4,154)	$(16,820)	$(6,305)

Net loss per share – basic and diluted	$(0.60)	$(12.99)	$(2.15)	$(19.71)

Weighted average shares outstanding – basic and diluted	8,860,310	319,882	7,827,519	319,882

Other comprehensive gain/(loss):
Net loss	$(5,282)	$(4,154)	$(16,820)	$(6,305)
Unrealized gain/(loss) on short-term investments	5	—	(8)	—
Comprehensive loss	$(5,277)	$(4,154)	$(16,828)	$(6,305)

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com